EXHIBIT 99.1

COMPLETE PRODUCTION SERVICES ANNOUNCES $75 MILLION IN ACQUISITIONS AND AMENDS CREDIT FACILITY
Complete Production Services, Inc. (NYSE:CPX) today announced the completion of eight acquisitions since August 15, 2006, to further strengthen its position as one of North America’s leading oilfield service providers. The acquired companies provide services that are integral to the completion of wells and production of hydrocarbons and include well servicing, fluid handling, artificial lift systems and fishing and rental services in key basins of North America.
The combined purchase price of the eight companies was approximately $75 million, which consisted of cash and approximately 38,000 shares of Complete common stock. The combined trailing 12-month estimated revenue and EBITDA of the acquired businesses was approximately $60 million and $20 million respectively. These transactions bring the aggregate investment in acquisitions since the company’s Initial Public Offering in April to more than $200 million.
The transactions included:
•	A provider of fishing and rental services in eastern Oklahoma and western Arkansas which will add to Complete’s Fayetteville Shale operations;

•	A manufacturer of artificial lift systems that are complementary to the proprietary Pacemaker Plunger™ currently offered by Complete;

•	Two completion fluids providers in the Denver-Julesburg (DJ) Basin in Colorado that fit well with our Rocky Mountain Completion and Production Services Division;

•	An operation in the Forth Worth Basin of North Texas that drills wells to source water used for hydraulic fractures in the Barnett Shale. This business will strengthen Complete’s current water well-drilling business in the Barnett Shale area;

•	A provider of well servicing and fluid handling services in southeast Texas that provides Complete with a new growth platform in an area adjacent to current operations;

•	A provider of logistics services in the Great Green River Basin in Wyoming that is highly complementary to Complete’s existing businesses in the area;

•	A fluid handling and related services business in south central Oklahoma that strengthens the company’s operations in the area.

“These transactions continue our strategy of growing our presence in key North American basins via both organic growth and acquisition of quality companies that provide additional organic growth opportunities,” said Joe Winkler, chief executive officer of Complete. “We are excited to have these operations as part of the team at Complete.”
Additionally, Complete amended its existing Senior Secured Credit Agreement and increased its revolving credit facility to $340 million from $200 million. The increase in the facility will be used for general corporate purposes.
Complete Production Services, Inc. provides completion, production and drilling services and products to the oil and gas industry in many of the most active basins throughout North America.
The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risk and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.
CONTACT: Complete Production Services, Inc., Houston
Mike Mayer, 281-372-2311
mmayer@completeproduction.com
SOURCE: Complete Production Services, Inc.